EXHIBIT 99
NEWS:
The Sherwin-Williams Company — 101 Prospect Avenue, N.W. -
Cleveland, Ohio 44115 — (216) 566-2140
The Sherwin-Williams Company Reports First Quarter 2008 Financial Results
➢ Sales increased 1.5% to a record $1.782 billion

➢ EPS was $.64 per share, above our current guidance range of $.56 to $.61

➢ Price increases and cost reductions announced in 1Q08 will continue to be more fully implemented

➢ EPS range $1.45 to $1.60 for 2Q08. Reaffirming EPS range of $4.70 to $4.85 for the full year
CLEVELAND, OHIO, April 22, 2008 — The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the first quarter ended March 31, 2008. Consolidated net sales in the quarter were $1.782 billion, an increase of 1.5% over last year’s first quarter due to strong sales by the Global Group and acquisitions. Eight acquisitions completed after the first quarter of 2007 increased consolidated net sales 2.8% in the quarter. Favorable currency translation rate changes increased consolidated net sales 1.6% in the quarter.
Diluted net income per common share in the quarter declined 22.9% to $.64 per share from $.83 per share in the first quarter of 2007. Diluted net income per common share was reduced in the quarter by a net of approximately $.01 per share due to the effect of acquisitions partially offset by favorable currency translation rate changes.
Net sales in the Paint Stores Group of $1.031 billion in the quarter were 1.9% lower than last year’s first quarter net sales due primarily to soft architectural paint sales and weak sales in non-paint categories partially offset by improved industrial maintenance product sales. Acquisitions added approximately 3.2% to this Group’s net sales in the quarter. During the quarter, net sales from stores open for more than twelve calendar months decreased 6.5% over last year’s first quarter. Paint Stores Group segment profit decreased 31.9% to $83.3 million during the quarter due primarily to the lower net sales and gross margin pressures caused by increasing product and freight costs. Acquisitions negatively impacted the Group’s segment profit by 5.6% in the quarter.
In the Consumer Group, net sales decreased 4.8% in the quarter to $286.9 million. The sales decline was due primarily to soft DIY demand at most of the Segment’s retail customers. Segment profit of the Consumer Group decreased 23.7% to $42.8 million in the quarter. Segment profit decreased as a percent to net sales to 14.9% from 18.6% last year due to the timing and severity of raw material cost increases and lower volume throughput in our manufacturing and distribution operations. A 2007 acquisition had no significant impact on this Group’s net sales or segment profit.

The Global Group’s net sales in the quarter increased 14.8% to $461.9 million when stated in U.S. dollars due primarily to volume gains, selling price increases, currency translation impact and acquisitions. Favorable currency translation rate changes increased net sales of the Global Group by 6.9% in the quarter. Acquisitions increased this Group’s net sales in U.S. dollars by 3.7% in the quarter. Stated in U.S. dollars, segment profit of the Global Group for the quarter improved $7.7 million, or 21.7%, and increased as a percent to net sales to 9.3% from 8.8% last year. Segment profit stated in local currency improved 11.9% in the quarter driven primarily by increased sales, improved operating efficiencies related to additional manufacturing volume and expense control. Acquisitions had a slightly accretive effect on segment profit of the Global Group.
The Company acquired 4.1 million shares of its common stock through open market purchases during the quarter and had remaining authorization at March 31, 2008 to purchase 22.9 million shares.
Commenting on the financial results for the first quarter, Christopher M. Connor, Chairman and Chief Executive Officer, said, “Paint demand in the domestic new residential, residential repaint, DIY and commercial markets was weaker during the first quarter than we had anticipated at the start of the year. In spite of the continuing declines in the new housing market, housing turnover and softness in DIY customer demand, our Paint Stores Group remains focused on providing superior customer service and gaining business in all markets and product lines where possible. Our Consumer Group faced the same market challenges as Paint Stores Group, but continued to improve their productivity and service levels while reducing production and inventory levels during times of very soft volume requirements. We continue to be pleased with the strong sales improvements of the foreign business units in our Global Group and the continued growth they have been achieving in the architectural, industrial maintenance, OEM and automotive finishes product lines. Price increases and cost reductions announced across all business segments during the first quarter will continue to be more fully implemented in the coming months as our management teams strive to improve their profitability during this tough economic environment.
“In spite of the reduced paint demand in the first quarter, we continued to invest in new stores. The Paint Stores Group opened 17 new stores in the first quarter while closing 23 redundant stores. As we mentioned in our March 24th conference call, the Paint Stores Group will continue to open new stores at approximately the historic annual average rate. For the year, we expect our Paint Stores Group to open around 100 new stores while accelerating the rate at which we close redundant store locations from acquisitions. Our Global Group opened nine new locations and did not close any. During the quarter, we used our cash to continue to buy shares of our stock and increase the dividend rate. We have strategically positioned our balance sheet to be financially sound and capable of financing our business growth.
“For the second quarter, we anticipate achieving a percentage increase in consolidated net sales in the low single digits over last year’s second quarter. We expect diluted net income per common share for the second quarter to be in the range of $1.45 to $1.60 per share compared to $1.52 per share last year. For the full year 2008, we now expect a low single digit percentage increase in consolidated net sales over 2007. With annual sales at that level, we are reaffirming our March 24, 2008 guidance that our diluted net income per common share for 2008 will be in the range of $4.70 to $4.85 per share compared to $4.70 per share earned in 2007.”
The Company will conduct a conference call to discuss its financial results for the first quarter and its outlook for the second quarter and full year 2008 at 11:00 a.m. ET today, April 22, 2008. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the

Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the April 22nd release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Friday, May 9, 2008 at 5:00 p.m. ET.
Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of 3,325 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Group distributes a wide range of products in more than 30 countries around the world. For more information, visit www.sherwin.com.
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This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Contacts:
Robert Wells
Vice President — Corporate Communications and Public Affairs
Sherwin-Williams
Direct: 216.566.2244
rjwells@sherwin.com
Mike Conway
Director — Corporate Communications and Investor Relations
Sherwin-Williams
Direct: 216.515.4393
Pager: 216.422.3751
mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)

	Three months ended March 31,
Thousands of dollars, except per share data	2008	2007
Net sales	$1,781,682	$1,756,178
Cost of goods sold	1,001,174	964,812
Gross profit	780,508	791,366
Percent to net sales	43.8%	45.1%
Selling, general and administrative expenses	651,707	617,740
Percent to net sales	36.6%	35.2%
Other general expense (income) — net	115	(765)
Interest expense	17,673	18,581
Interest and net investment income	(516)	(7,100)
Other income — net	(1,500)	(608)

Income before income taxes	113,029	163,518
Income taxes	35,083	51,716

Net income	$77,946	$111,802

Net income per common share:

Basic	$0.65	$0.85

Diluted	$0.64	$0.83

Average shares outstanding — basic	119,498,294	131,054,573

Average shares and equivalents outstanding - diluted	122,096,866	134,985,566

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the April 22nd release.